Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2026 Results

―Second Quarter Business Results in Line with Company Expectations―

―Continued Strong Margin Performance Reflects Business Mix Benefits and Effective Cost Management―

―Business Development Pipeline Reached $9.3 Billion at Quarter-End―

―Reaffirms 2026 Revenue and EPS Guidance Ranges―

―First Half 2026 Share Repurchases Totaled 435,055 Shares―

Second Quarter Highlights:

•
Revenue Was $474 Million
•
Net Income Was $27 Million; GAAP EPS Was $1.49
•
Non-GAAP EPS1 Was $1.86
•
EBITDA1 Was $53.0 Million; Adjusted EBITDA1 Was $53.4 Million, or 11.2% of Total Revenues
•
Contract Awards Were $402 Million for a Quarterly Book-to-Bill Ratio of 0.85 and TTM Book-to-Bill Ratio of 1.09

RESTON, Va., August 6, 2026 -- ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the second quarter ended June 30, 2026.

Management Commentary

John Wasson, chair and chief executive officer, said, “Second quarter business trends in our markets were in line with our expectations and continued to reflect the benefits of our integrated business model. Revenues from commercial clients increased 5.9% year-on-year, federal government client revenues continued to improve on a sequential basis driven by technology modernization, and revenues from international government clients climbed by 35%. This enabled us to report total second quarter 2026 revenues that were similar to prior-year levels, in advance of our return to year-on-year growth for 2026 with positive quarterly comparisons beginning in this year’s third quarter.

“We maintained our strong margins in the second quarter, benefiting from the contribution of higher-margin commercial client revenues and the disciplined management of our cost structure. This performance is aligned with our long-standing commitment to increase adjusted EBITDA margins by 10 to 20 basis points annually, while continuing to invest in our key growth markets and advance our technology capabilities.

“Second quarter contract awards of $402 million were achieved despite delays in procurement decisions related to federal government proposals. ICF’s trailing twelve-month book-to-bill ratio was a healthy 1.09, and our business development pipeline reached $9.3 billion, representing considerable sequential growth. We have seen early signs of an increase in award decisions. Specifically, since the end of the second quarter we have been awarded contracts in excess of $200 million.”

Second Quarter Business Highlights in Key Growth Markets

Commercial Energy

ICF continues to experience strong demand from utility clients for its market-leading energy efficiency, flexible load management, electrification and battery storage programs. Revenues from this part of the company’s commercial energy business increased 6.7% to account for approximately 82% of second quarter 2026 commercial energy revenues. Energy advisory work for commercial clients increased 2.5% in the quarter, reflecting the timing of client transaction activity, and increased 8.6% for the first half. Energy advisory work accounted for 12.2 % of second quarter 2026 commercial energy revenues. Other commercial energy comparisons declined year-on-year due to the wind-down of several wind energy projects through last year’s third quarter.

Commercial energy awards represented approximately 47% of second quarter contract awards, and commercial energy opportunities represented more than $1.5 billion of our pipeline at the end of the second quarter.

Additionally, ICF’s energy work includes programs for federal and state agencies that provide us with greater insight into the regulatory and stakeholder environment, which strengthens our ability to meet and often exceed the milestones of our commercial energy contracts.

Technology Modernization

ICF has built out its technology modernization capabilities over the last six years, which in the second quarter represented approximately one-half of our $185 million in revenues from federal government clients. Over 80% of ICF’s technology modernization work is performed under outcome-based, fixed-price contracts, the preferred contract vehicles for government technology projects. Our federal agency clients remain focused on data, AI, speed, efficiency and automation and continue to prioritize modernizing legacy systems and improving interoperability across the federal technology environment, areas that are closely aligned with ICF’s expertise.

While primarily serving federal agency clients, our technology modernization capabilities are deployed across the company’s client categories. Technology modernization opportunities represented approximately $2.6 billion of our pipeline at the end of the second quarter.

Disaster Recovery

ICF is a recognized leader in the development and implementation of disaster recovery and mitigation programs, which represent approximately 45% of the Company’s state and local revenues. In the second quarter, ICF supported over 75 active disaster recovery programs in 22 states and territories and views the disaster management market as a driver of long-term growth. Fewer major disasters and funding delays recently have constrained near-term activity in this arena, but ICF continues to execute on substantial rebuilding and mitigation projects, which includes utilizing our environmental and climate expertise to advise state and local clients on optimal mitigation solutions. Additionally, we have expanded the offerings we provide to our state and local clients by leveraging our health expertise and advanced technology solutions. State and local government opportunities represented approximately $1.3 billion of the total pipeline at the end of the second quarter, and we expect year-on-year revenue growth from this client category in the second half of this year.

Second Quarter 2026 Financial Results

Second quarter 2026 total revenue was $474.5 million, compared to $476.2 million reported in the second quarter of 2025. Sequentially, total revenue increased 8.5% from the $437.5 million reported in the first quarter of 2026. Subcontractor and other direct costs were 25.6% of total revenues, compared to 23.6% in last year’s second quarter. Gross margin was 37.2%, 10 basis points below the prior year period. Operating income was $39.9 million, with an operating margin on total revenue of 8.4%, compared to operating income of $40.0 million, with an operating margin of 8.4% in the prior year period. Net income totaled $26.9 million, versus $23.7 million reported in the second quarter of 2025. Diluted EPS was $1.49 per share, up 16.4%, benefiting from a 17.8% tax rate. This compares to $1.28 per share in the prior year, when the company’s tax rate was 21.0%.

Non-GAAP EPS totaled $1.86 per share, up 12.0%, benefiting from the tax rate difference mentioned above. This compares to $1.66 per share reported in the comparable period in 2025. EBITDA was $53.0 million, similar to the $53.1 million reported in the year-ago quarter. Adjusted EBITDA was $53.4 million, and Adjusted EBITDA margin on total revenues was 11.2%, compared to 11.1% in the second quarter of 2025.

Cash flows from operations were $99.7 million in this year’s second quarter, including $43.0 million in restricted cash tied to energy efficiency programs. Cash flows from operations excluding restricted cash were $56.7 million compared to $50.4 million on the same basis in last year’s second quarter.

Backlog and New Business

Total backlog was $3.3 billion at the end of the second quarter of 2026. Funded backlog was more than $1.6 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2026 second quarter was $402 million for a quarterly book-to-bill ratio of 0.85 and trailing twelve-month contract awards totaled $2.0 billion for a book-to-bill ratio of 1.09. The business development pipeline increased 9% sequentially to $9.3 billion.

Commercial Revenue Second Quarter 2026 Highlights

Commercial revenue was $166.0 million during the quarter, up 5.9% year-over-year.

•
Commercial revenue accounted for 35.0% of total revenue, up from 32.9% of total revenue in the 2025 second quarter.
•
Commercial energy revenues increased 4.4%, led by a 6.7% increase in utility programs, and represented 87.1% of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter of 2026

Notable commercial awards won in the second quarter of 2026 included:

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A new contract with Entergy Louisiana to implement its portfolio of residential, commercial and industrial energy efficiency programs.
•
A recompete contract with a consortium of Northeastern U.S. utilities to continue serving as lead implementer for its residential new construction energy efficiency program.
•
A recompete contract under a master services agreement with a Western U.S. utility to provide management assistance services related to regulatory compliance and permitting and construction for environmental and capital projects.
•
A recompete subcontract with a Midwestern U.S. energy company to support residential and low-income energy efficiency program implementation services.
•
A recompete contract with a Mid-Atlantic U.S. utility to provide energy efficiency program management and customer marketing support.
•
A recompete contract with a Mid-Atlantic U.S. utility to implement its residential and commercial energy efficiency programs.
•
A recompete subcontract to support implementation of beneficial electrification programs for a Midwestern U.S. utility.
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A new contract with a Mid-Atlantic U.S. energy efficiency nonprofit organization to provide home performance energy efficiency program implementation services.

Government Revenue Second Quarter 2026 Highlights

Revenue from government clients was $308.5 million during the quarter.

•
U.S. federal government revenue was $184.9 million, down 9.5% compared to the $204.4 million reported in the year-ago second quarter, and 1.4% above the $182.4 million in the first quarter of 2026. Year-on-year revenue comparisons were impacted by contract cancellations that occurred between February and May of last year, and a slower pace of new RFPs during that time. Federal government revenue accounted for 39.0% of total revenue, compared to 42.9% of total revenue in the second quarter of 2025.
•
U.S. state and local government revenue was $84.0 million, 1.9% below the $85.7 million reported in the year-ago quarter. State and local government clients represented 17.7% of total revenue, compared to 18.0% in the second quarter of 2025.
•
International government revenue was $39.5 million, up 35.1% from the $29.3 million reported in the year-ago quarter. International government revenue represented 8.3% of total revenue, compared to 6.1% in the second quarter of 2025.

Key Government Contracts Awarded in the Second Quarter of 2026

Notable government contract awards won in the second quarter of 2026 included:

•
A new subcontract task order with a ceiling value of $25.0 million to deliver cybersecurity technology and research and development services to the Army Research Lab.
•
A recompete subcontract with a value of $19.6 million to develop and implement innovative value-based-care analytic infrastructure and cloud-based tools for a federal health agency.
•
Two new subcontracts with a combined value of $13.5 million to provide technical assistance supporting sustainable site reuse and land revitalization initiatives and hazardous waste site cleanup for a federal government agency.
•
A new contract with a value of $9.7 million to build open-source software to support authoring and testing of electronic healthcare quality measures for a federal health agency.
•
A new contract with a value of $8.6 million with a federal government department to provide digital modernization and technology support services.
•
A contract modification with a value of $7.3 million with a U.S. state housing agency to provide program management support services.
•
A recompete contract with a value of $7.0 million with a Western U.S. county government to provide project management services for its electric vehicle charger installation project.

Dividend Declaration

On August 6, 2026, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 9, 2026, to shareholders of record on September 4, 2026.

Summary and Outlook

“We are looking ahead to a strong second half, led by accelerated growth in revenues from commercial energy and state & local government clients, continued double-digit growth in revenues from international government clients, and sequential growth in revenues from federal government clients in the third quarter, followed by a return to year-on-year growth in that client category in the fourth quarter. Approximately 90% of the revenues required to reach the midpoint of our guidance range for full year 2026 are already in backlog. This supports our expectation for revenues in the range of $1.89 billion to $1.96 billion, GAAP EPS from $5.95 to $6.25 and Non-GAAP EPS of $6.95 to $7.25. We expect operating cash flow to range from $135 million to $150 million, excluding the impact of restricted cash.

“In the last 18 months, we have demonstrated the resilience of ICF’s business model and the agility of our professional staff and management teams, who have effectively pivoted to capture revenue opportunities while maintaining margins. These efforts, together with our investments in growth markets, have positioned ICF for growth in 2026 and a return to mid- to high-single digit growth in 2027.

“Demonstrating our confidence in ICF’s long-term prospects, we repurchased 217,542 ICF shares in the second quarter, bringing our share repurchases to 435,055 for the first half of 2026,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

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About ICF

ICF is a leading global solutions and technology provider. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to: the government contracting industry generally; our dependence on contracts with U.S. federal, state and local, and international government clients for the majority of our revenue; failure by Congress or other governmental bodies to approve budgets and appropriations in a timely fashion, reductions in government spending, and the impact of a lengthy federal government shutdown; the current Administration’s policy changes, executive orders, and failure to spend Congressionally mandated appropriations, including the resulting effect on government audits and contract terminations; changes in federal government budgeting and spending priorities; our ability to estimate and control costs under our fixed-price contracts; the realization of our backlog; the dependence of our commercial work on sectors of the global economy that are highly cyclical; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ materially from those indicated in our forward-looking statements are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission. The forward-looking statements included herein are made only as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenue	$474,495	$476,155	$911,995	$963,773
Direct Costs	297,856	298,425	568,493	600,967
Operating costs and expenses:
Indirect and selling expenses	123,328	123,017	242,155	254,908
Depreciation and amortization	13,424	14,702	26,604	29,497
Total operating costs and expenses	136,752	137,719	268,759	284,405
Operating income	39,887	40,011	74,743	78,401
Interest, net	(6,765)	(8,422)	(13,474)	(15,759)
Other expense	(342)	(1,639)	(1,099)	(2,691)
Income before income taxes	32,780	29,950	60,170	59,951
Provision for income taxes	5,832	6,289	12,700	9,439
Net income	$26,948	$23,661	$47,470	$50,512

Earnings per Share:
Basic	$1.50	$1.29	$2.62	$2.74
Diluted	$1.49	$1.28	$2.61	$2.72

Weighted-average Shares:
Basic	18,010	18,403	18,125	18,454
Diluted	18,048	18,459	18,217	18,546

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive income, net of tax	1,278	6,158	609	3,445
Comprehensive income, net of tax	$28,226	$29,819	$48,079	$53,957

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Reconciliation of EBITDA and Adjusted EBITDA (3)
Net income	$26,948	$23,661	$47,470	$50,512
Interest, net	6,765	8,422	13,474	15,759
Provision for income taxes	5,832	6,289	12,700	9,439
Depreciation and amortization	13,424	14,702	26,604	29,497
EBITDA	52,969	53,074	100,248	105,207
Acquisition and divestiture-related expenses (4)	45	195	694	454
Severance and other costs related to staff realignment (5)	359	—	359	2,550
Charges and adjustments related to facility consolidations and office closures (6)	—	(394)	972	(138)
Total Adjustments	404	(199)	2,025	2,866
Adjusted EBITDA	$53,373	$52,875	$102,273	$108,073

Net Income Margin Percent on Revenue (7)	5.7%	5.0%	5.2%	5.2%
EBITDA Margin Percent on Revenue (8)	11.2%	11.1%	11.0%	10.9%
Adjusted EBITDA Margin Percent on Revenue (8)	11.2%	11.1%	11.2%	11.2%

Reconciliation of Non-GAAP Diluted EPS (3)
U.S. GAAP Diluted EPS	$1.49	$1.28	$2.61	$2.72
Acquisition and divestiture-related expenses	—	—	0.04	0.01
Severance and other costs related to staff realignment	0.02	—	0.02	0.14
Charges and adjustments related to facility consolidations and office closures	—	(0.02)	0.06	(0.01)
Amortization of intangible assets acquired in business combinations (9)	0.42	0.50	0.84	1.01
Income tax effects of the adjustments (10)	(0.07)	(0.10)	(0.21)	(0.26)
Non-GAAP Diluted EPS	$1.86	$1.66	$3.36	$3.61

(2) These tables provide reconciliations of Non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these Non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled Non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(4) These are primarily third-party costs related to potential and/or closed acquisitions and integration of closed acquisitions.

(5) These costs are due to involuntary employee termination benefits for (i) our officers and (ii) group of employees who have been notified that they will be terminated as part of a business reorganization or exit.

(6) These charges and adjustments are related to previously exited leased facilities and the closure of certain international offices.

(7) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(8) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the Non-GAAP measure by the corresponding revenue.

(9) The amortization of intangible assets acquired from business combinations totaled $7.6 million and $9.2 million for the three months ended June 30, 2026 and 2025, respectively, and $15.2 million and $18.7 million for the six months ended June 30, 2026 and 2025, respectively.

(10) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 17.8% and 21.0% for the three months ended June 30, 2026 and 2025, respectively, and 21.1% and 23.1% for the six months ended June 30, 2026 and 2025, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
(in thousands, except share amounts)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,618	$5,297
Restricted cash	99,283	47,984
Accounts receivable, net	239,789	237,996
Contract assets	196,075	186,684
Prepaid expenses and other current assets	21,056	18,390
Income tax receivable	18,308	18,087
Total Current Assets	579,129	514,438
Property and Equipment, net	53,266	58,357
Goodwill	1,251,476	1,252,207
Other intangible assets, net	68,406	81,555
Operating lease - right-of-use assets	100,895	106,274
Other assets	44,992	37,340
Total Assets	$2,098,164	$2,050,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$83,806	$123,524
Contract liabilities	45,717	43,444
Lease liabilities - current	18,520	21,491
Accrued salaries and benefits	89,133	95,578
Accrued subcontractors and other direct costs	56,883	48,900
Accrued expenses and other current liabilities	123,935	71,340
Total Current Liabilities	417,994	404,277
Debt	406,228	401,355
Lease liabilities - non-current	140,002	148,493
Deferred income taxes	21,508	6,837
Other long-term liabilities	62,503	60,727
Total Liabilities	1,048,235	1,021,689

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,548,078 and 24,378,749 shares issued at June 30, 2026 and December 31, 2025, respectively; 17,933,884 and 18,247,837 shares outstanding at June 30, 2026 and December 31, 2025, respectively	24	24
Additional paid-in capital	476,942	465,779
Retained earnings	998,491	956,077
Treasury stock, 6,614,194 and 6,130,912 shares at June 30, 2026 and December 31, 2025, respectively	(412,709)	(379,970)
Accumulated other comprehensive loss	(12,819)	(13,428)
Total Stockholders’ Equity	1,049,929	1,028,482
Total Liabilities and Stockholders’ Equity	$2,098,164	$2,050,171

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2026	2025
Cash Flows from Operating Activities
Net income	$47,470	$50,512
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	534	(505)
Deferred income taxes and unrecognized income tax benefits	13,827	(14,084)
Non-cash equity compensation	9,007	8,438
Depreciation and amortization	26,604	29,497
Other operating adjustments, net	1,523	3,604
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(8,382)	(43,619)
Accounts receivable	(2,692)	47,300
Prepaid expenses and other current assets	(1,964)	(2,226)
Operating lease assets and liabilities, net	(4,668)	(3,556)
Accounts payable	(39,476)	(36,534)
Accrued salaries and benefits	(6,285)	(16,256)
Accrued subcontractors and other direct costs	8,511	(2,502)
Accrued expenses and other current liabilities	51,128	1,675
Income tax receivable and payable	(246)	(1,749)
Other liabilities	1,684	(1,072)
Net Cash Provided by Operating Activities	96,575	18,923

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(8,519)	(9,202)
Other investing, net	—	403
Net Cash Used in Investing Activities	(8,519)	(8,799)

Cash Flows from Financing Activities
Advances from Credit Facility	960,784	755,651
Payments on Credit Facility	(955,871)	(705,626)
Other short-term borrowings, net	1,520	(7,760)
Dividends paid	(5,099)	(5,199)
Stock repurchases	(32,739)	(41,837)
Issuance of common stock under employee stock purchase plan	2,156	2,524
Payments of debt issuance costs	(4,463)	—
Repayment of finance lease obligations	(1,342)	(1,297)
Net Cash Used in Financing Activities	(35,054)	(3,544)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(339)	1,491

Net Change in Cash, Cash Equivalents, and Restricted Cash	52,663	8,071
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	56,324	18,817
Cash, Cash Equivalents, and Restricted Cash, End of Period	$108,987	$26,888

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$12,205	$14,904
Net income tax (refunds) payments	$(385)	$25,837

ICF International, Inc. and Subsidiaries

Supplemental Schedule (11)

Revenue by client market	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Energy, environment, infrastructure, and disaster recovery	53%	52%	53%	51%
Health and social programs	33%	33%	33%	34%
Security and other civilian & commercial	14%	15%	14%	15%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
U.S. federal government	39%	43%	40%	46%
U.S. state and local government	18%	18%	18%	17%
International government	8%	6%	8%	6%
Total Government	65%	67%	66%	69%
Commercial	35%	33%	34%	31%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Time-and-materials	43%	43%	43%	43%
Fixed-price	52%	50%	50%	50%
Cost-based	5%	7%	7%	7%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client market provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.